UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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DDi Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DDi Corp.

1220 N. Simon Circle

Anaheim, California 92806

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We cordially invite you to attend the Annual Meeting of Stockholders for DDi Corp. (the “Company”). This Annual Meeting will be held at 8:00 a.m., Pacific Daylight Time, on May 12, 2009, at the corporate headquarters of the Company located at 1220 N. Simon Circle, Anaheim, California 92806, for the following purposes:

1.	To elect seven directors to the Company’s Board of Directors to hold office for a term of one year and until their respective successors are elected and qualified; and

2.	To transact such other business as may properly come before this Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has nominated Robert J. Amman, Jay B. Hunt, Andrew E. Lietz, Bryant R. Riley, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams as the nominees for election to the Board of Directors.

The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting.

You are cordially invited to be present and to vote at this Annual Meeting in person. However, you are also requested to sign, date and return the enclosed proxy in the enclosed postage-paid and addressed envelope, or to submit a proxy by telephone or the Internet in accordance with the instructions on the enclosed proxy card, whether or not you expect to attend. In the event you have returned a signed proxy or submitted a proxy by telephone or the internet, but elect to attend this Annual Meeting and vote in person, you will be entitled to vote.

By Order of the Board of Directors,

Kurt E. Scheuerman Corporate Secretary

Anaheim, California

April 17, 2009

DDi Corp.

1220 N. Simon Circle

Anaheim, California 92806

PROXY STATEMENT

The Board of Directors of DDi Corp. (the “Company”) is soliciting proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 12, 2009, at the corporate headquarters of DDi Corp. located at 1220 N. Simon Circle, Anaheim, California 92806, at 8:00 a.m., Pacific Daylight Time, and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. This proxy statement describes issues on which the Company would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders is April 17, 2009.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the “Record Date”). At the Record Date, 22,738,580 shares of common stock, par value $0.001 per share of the Company (“Common Stock”), were outstanding. Of that amount, 2,946,986 were held as treasury shares. Each share of Common Stock, excluding treasury shares, entitles its record holder on the Record Date to one vote on all matters.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 12, 2009. Our Proxy Statement and our 2008 Annual Report to Stockholders are Available at www.ddiglobal.com/annualmeeting. This website address contains the following documents: the Notice of the Annual Meeting; our Proxy Statement and our 2008 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

QUESTIONS AND ANSWERS

Why am I receiving this annual meeting information and proxy?

You are receiving this proxy statement from us because you owned shares of Common Stock of the Company as of the Record Date. This proxy statement describes issues on which you may vote and provides you with other important information so that you can make informed decisions.

You may own shares of Common Stock in several different ways. If your stock is represented by one or more stock certificates registered in your name, you have a stockholder account with our transfer agent, BNY Mellon Shareowner Services, which makes you a stockholder of record. If you hold your shares in a brokerage, trust or similar account, you are a beneficial owner, not a stockholder of record.

What am I voting on?

You are being asked to vote on the election of seven directors. When you sign and mail the proxy card or submit your proxy by telephone or the Internet, you appoint Mikel H. Williams and Kurt E. Scheuerman as your representatives at the Annual Meeting. (When we refer to the “named proxies,” we are referring to Messrs. Williams and Scheuerman.) This way, your shares will be voted even if you cannot attend the meeting.

How do I vote my shares?

Record holders may vote in person at the Annual Meeting, by using the proxy card or by telephone or by the Internet.

Persons who beneficially own stock held:

•

by a bank or broker and who have the power to vote or to direct the voting of the shares can vote using the proxy or the voting information form provided by the bank or broker and, if made available by the bank or broker, telephone and/or Internet voting;

•	in trust under an arrangement that provides the beneficial owner with the power to vote or to direct the voting of the shares can vote in accordance with the provisions of such arrangement.

Persons who beneficially own stock can vote at the Annual Meeting provided that they obtain a “legal proxy” from the person or entity holding the stock for him, typically a broker, bank or trustee. A beneficial owner can obtain a legal proxy by making a request to the broker, bank or trustee. Under a legal proxy, the bank, broker or trustee confers all of its legal rights as a record holder (which, in turn, had been passed on to it by the ultimate record holder) to grant proxies or to vote at the Annual Meeting. You will need proof of ownership of Common Stock, as well as a form of personal photo identification, to enter the Annual Meeting. If your shares of Common Stock are held beneficially in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of our Common Stock, such as a brokerage or bank account statement, to be admitted to the Annual Meeting.

Set forth below are the various means – Internet, telephone and mail – for voting without attending the Annual Meeting.

You may submit your proxy on the Internet. Stockholders of record and most beneficial owners of Common Stock may vote via the Internet. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote on the Internet, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your Internet vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by telephone. Stockholders of record and most beneficial owners of Common Stock may vote by telephone. Instructions for doing so are provided along with your proxy card or voting instruction form. If you vote by telephone, please do not mail in your proxy card. Subject to rules relating to broker non-votes, your telephone vote will authorize the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You may submit your proxy by mail. Simply sign and date the proxy card or voting instruction form received with this proxy statement and mail it in the enclosed prepaid and addressed envelope. If you mark your choices on the card or voting instruction form, your shares will be voted as you instruct.

All proxy voting procedures, including those by the internet and by telephone, will include instructions on how to withhold your vote from any or all director nominees.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote irrespective of the method (i.e., telephone, Internet or mail) in which you originally voted by delivering a later-dated proxy or by voting at the Annual Meeting. The later-dated proxy may be delivered by telephone, Internet or mail and need not be delivered by the same means used in delivering the to-be-revoked proxy. You may do this at a later date or time by:

•	submitting a proxy by telephone or on the Internet (which may not be available to some beneficial holders); your latest telephone or Internet proxy will be counted;

•	signing and delivering a proxy card with a later date; or

•	voting at the Annual Meeting. (If you hold shares beneficially through a broker, you must bring a legal proxy from the record holder in order to vote at the Annual Meeting.)

If you are a registered stockholder, you may obtain a new proxy card by contacting the Corporate Secretary, DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, telephone (714) 688-7200. If your shares are held by a broker, bank or trustee, you may obtain a new voting instruction form by contacting your broker, bank or trustee. If you sign and date the proxy card or the voting instruction form and submit it in accordance with the accompanying instructions and in a timely manner, any earlier proxy card or voting instruction form will be revoked and your choices on the proxy card or voting instruction form will be voted as you instruct.

How will my shares be voted?

All proxies received and not revoked will be voted as directed. If you return a signed proxy card but do not mark your choices, your shares will be voted “FOR” the election of the Board of Directors’ nominees for directors. As to any other business which may properly come before the Annual Meeting, the persons named in such proxies will vote in accordance with their best judgment, although the Company does not presently know of any other such business.

How many shares must be present to hold the meeting?

Shares of Common Stock will be counted as present at the Annual Meeting if the stockholder is present and votes in person at the Annual Meeting or has properly submitted and not revoked a proxy. A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. Shares representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the Record Date, present in person or by proxy, will be necessary to establish a quorum for the Annual Meeting. As noted above, treasury shares are not entitled to vote and, therefore, are not counted in determining a quorum. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting.

How many votes must the director nominees receive to be elected?

Directors shall be elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting, and the seven nominees who receive the highest number of “FOR” votes will be elected. There is no cumulative voting for the Company’s directors. A properly executed proxy withholding authority to vote for one or more nominees with respect to the election of directors will not be voted for the director(s) from whom authority to vote is withheld. However, the shares represented will be counted for purposes of determining whether there is a quorum. Withheld votes and broker non-votes, if applicable, will not be taken into account in determining the outcome of the election of directors.

What are broker non-votes?

As indicated above, if you are a stockholder of record who submits a proxy but does not indicate how the proxies should vote on one or more matters, the named proxies will vote as recommended by the Company. However, if your shares are held by a broker and you do not provide instructions to the broker on how to vote (whether you use the Internet or telephone or return the enclosed voting instruction form), the absence of instructions may cause a “broker non-vote” on the matters for which you do not provide instructions. Accordingly, if you want to vote your shares on a matter, it is important that you provide voting instructions on that matter.

When there is a broker non-vote, the stockholder grants a limited proxy that does not empower the holder to vote on certain types of proposals.

Who pays the costs of proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers, employees and consultants of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

What business may be properly brought before the meeting and what discretionary authority is granted?

Nominations for Directors for the Annual Meeting. The Bylaws of the Company (the “Bylaws”) set forth certain advance notice procedures relating to the nomination of directors (the “Nomination Bylaw”) and no person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Under the terms of the Nomination Bylaw, to be timely for the Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received at the principal executive offices of the Company by no later than March 14, 2009. The Company did not receive any director nominations for the Annual Meeting under the Nomination Bylaw. The presiding officer of the Annual Meeting will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Nomination Bylaw, and if he should so determine, he will so declare to the Annual Meeting and the defective nomination will be disregarded. Notwithstanding the provisions of the Nomination Bylaw, a stockholder also must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in the Nomination Bylaw.

Stockholder Proposals for the Annual Meeting. The Bylaws set forth certain advance notice procedures for properly bringing business, other than director nominations, before a meeting of the stockholders (the “Stockholder Proposal Bylaw”). Under the terms of the Stockholder Proposal Bylaw, to be timely for the Annual Meeting, a stockholder must have delivered a notice regarding a proposal delivered to the principal executive offices of the Company by no later than March 14, 2009. The Company did not receive any stockholder proposal for the Annual Meeting pursuant to the Stockholder Proposal Bylaw. The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Stockholder Proposal Bylaw, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Rule 14a-8. To the extent that a stockholder desires to have his or her proposal included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”), such proposal must have been received by the Company prior to the deadline for submission calculated in accordance with Rule 14a-8, and not be otherwise excludable under Rule 14a-8. The Company originally disclosed in its proxy materials for last year’s annual meeting that the deadline for submission of proposals for inclusion in the Company’s proxy materials relating to this year’s Annual Meeting was December 15, 2008. No proposals were submitted for inclusion prior to such deadline.

The Company has no knowledge or notice that any business other than as set forth in the Notice of Annual Meeting will be brought before the Annual Meeting. As to other matters that properly come before the Annual Meeting and are not on the proxy card, the named proxies will vote the shares of Common Stock for which they hold proxies in accordance with their best judgment.

For information related to the application of the Nomination Bylaw and the Stockholder Proposal Bylaw for the 2010 Annual Meeting, see the discussion in this Proxy Statement under the caption “Submission of Stockholder Proposals and Director Nominations for the 2010 Annual Meeting.”

Is a list of stockholders entitled to vote at the meeting available?

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. It also will be available Monday through Friday from April 20, 2009 through May 11, 2009, between the hours of 9 a.m. and 4 p.m., Pacific Daylight Time, at the offices of the Corporate Secretary, 1220 N. Simon Circle, Anaheim, California 92806. A stockholder of record may examine the list for any legally valid purpose related to the Annual Meeting.

Where can I find the voting results of the meeting?

We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009. You can read or print a copy of that report by going to the Company’s website, www.ddiglobal.com, and then choosing Investor Relations, SEC Filings. References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated by reference into this proxy statement. You can find the same Form 10-Q by going directly to the SEC EDGAR files at www.sec.gov. You can also get a copy by calling us at (714) 688-7200, or by calling the SEC at (800) SEC-0330 for the location of a public reference room.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information about the beneficial ownership of our Common Stock as of the Record Date by:

•	each person known by us to own beneficially more than 5% of the voting power of our outstanding Common Stock;

•	each of our current directors and the director nominees;

•

our chief executive officer and the other officers named in the Summary Compensation Table set forth under the caption “Compensation of Executive Officers” (whom we refer to as the “named executive officers”); and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) based upon voting or investment power over the securities. Under the rules of the SEC, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Shares and percentages beneficially owned are based upon the number of shares of our Common Stock outstanding on the Record Date, together with options that are exercisable for such respective securities within 60 days of the Record Date for each stockholder. Shares of our Common Stock subject to options that are currently exercisable or will become exercisable within 60 days of the Record Date are deemed outstanding for computing the respective percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the respective percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares Owned	Right to Acquire	Total	Percent of Class (2)
Principal Stockholders:
Lloyd I. Miller, III (3)	3,439,539	—	3,439,539	17.4%
4550 Gordon Drive
Naples, FL 34102

FMR, LLC (4)	2,064,841	—	2,064,841	10.4%
82 Devonshire Street
Boston, MA 02109

Entities affiliated with Riley Investment Management, LLC (5)	1,812,589	—	1,812,589	9.2%
11100 Santa Monica Blvd., Suite 810
Los Angeles, CA 90025

Entities affiliated with Sankaty High Yield Asset Partners, L.P. (6)	1,754,063	—	1,754,063	8.9%
111 Huntington Avenue
Boston, Massachusetts 02199

Entities affiliated with The PNC Financial Services Group, Inc. (7)	1,746,848	—	1,746,848	8.8%
One PNC Plaza
249 Fifth Avenue
Pittsburgh, PA 15222-2707

Entities affiliated with QVT Financial LP (8)	1,201,225	—	1,201,225	6.0%
1177 Avenue of the Americas, 9th Floor
New York, New York 10036

Dimensional Fund Advisors LP (9)	1,128,208	—	1,128,208	5.7%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

National Bank of Canada (10)	989,774	—	989,774	5.0%
600 de la Gauchetiere West
Montreal, Quebec H313 4L2 Canada

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner (1)	Number of Shares Owned	Right to Acquire	Total	Percent of Class (2)
Named Executive Officers and Directors:

Mikel H. Williams	60,000	565,999	625,999	3.1%

Michael R. Mathews	20,000	75,397	95,397	*

Sally L. Edwards	23,000	60,000	83,000	*

Gerald P. Barnes	21,000	66,666	87,666	*

Robert J. Amman	15,291	105,713	121,004	*

Jay B. Hunt	4,828	105,713	110,541	*

Andrew E. Lietz	6,614	105,713	112,327	*

Bryant R. Riley (11)	1,812,589	3,333	1,815,922	9.2%

Steven C. Schlepp	63,675	91,428	155,103	*

Carl R. Vertuca, Jr.	1,328	105,713	107,041	*

All Directors and Executive Officers as a group (10 persons)	2,028,325	1,285,675	3,314,000	15.7%

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806.
(2)	Percentages are based on 19,791,594 shares of Common Stock outstanding as of March 31, 2009, which does not include treasury shares of 2,946,986.
(3)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 12, 2009.
(4)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 17, 2009. Represents shares of Common Stock held by various investment companies for which FMR LLC acts as investment advisor. The ownership of one investment company, Fidelity Small Cap Stock Fund, amounted to 1,745,614 shares.
(5)	This beneficial ownership information is based on information contained in an amended Schedule 13D/A filed with the SEC on May 5, 2008. Represents shares of Common Stock held by Riley Investment Partners Master Fund, L.P. and shares of Common Stock owned by an investment advisory client of Riley Investment Management LLC. Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, L.P.’s security holdings and Bryant R. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the shares owned of record by Riley Investment Partners Master Fund, L.P. Although Mr. Riley controls Riley Investment Management LLC’s voting and investment decisions for its investment advisory clients, Mr. Riley disclaims beneficial ownership of these shares.
(6)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 17, 2009. Represents shares of Common Stock held by Sankaty High Yield Asset Partners, L.P. (“Sankaty I”), Sankaty High Yield Partners II, L.P. (“Sankaty II”), Sankaty High Yield Partners III, L.P. (“Sankaty III”), Sankaty Credit Opportunities, L.P. (“SCO”), and Prospect Harbor Credit Partners, L.P. (“PH”). Sankaty High Yield Asset Investors, LLC (“Sankaty HIYA”), a Delaware limited liability company, is the general partner of Sankaty I. Sankaty Investors, LLC (“Sankaty Investors”), a Delaware limited liability company, is the managing member of Sankaty HIYA. Sankaty High Yield Asset Investors II, LLC (“Sankaty HIYA II”), a Delaware limited liability company, is the general partner of Sankaty II. Sankaty Investors II, LLC (“Sankaty Investors II”), a Delaware limited liability company, is the managing member of Sankaty HIYA II. Sankaty High Yield Asset Investors III, LLC (“Sankaty HIYA III”), a Delaware limited liability company, is the general partner of Sankaty III. Sankaty Investors III, LLC (“Sankaty Investors III”), a Delaware limited liability company, is the member of Sankaty HIYA III. Sankaty Credit Opportunities Investors LLC (“Sankaty Credit Investors”), a Delaware limited liability company, is the general partner of SCO. Sankaty Credit Member, LLC (“Sankaty Credit Member”) is the managing member of Sankaty Credit Investors. Prospect Harbor Investors LLC (“PHI”), a Delaware limited liability company, is the general partner of PH. Sankaty Credit Member is the managing member of PHI. Mr. Jonathan S. Lavine is the managing member of each of Sankaty Investors, Sankaty Investors II, Sankaty Investors III and Sankaty Credit Member.
(7)

This beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 12, 2009. The total shares reported herein are held in trust accounts created by an Amended and Restated

Trust Agreement dated September 20, 1983, in which Lloyd I. Miller, Jr. was Grantor and for which PNC Bank, National Association serves as Trustee. In connection with the trust accounts, Lloyd I. Miller, III and PNC Bank, National Association, in its capacity as Trustee, have entered into an Investment Advisory Agreement dated as of April 1, 2002. Either party may terminate the Investment advisory Agreement on 30 days prior written notice.

(8)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on January 29, 2009. Represents shares of Common Stock held by QVT Fund LP (the “Fund”), Quintessence Fund L.P. (“Quintessence”) and by a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”). QVT Financial LP (“QVT Financial”) is the investment manager for the Fund, Quintessence and for the Separate Account. QVT Financial has the power to direct the vote and disposition of the Common Stock held by each of the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of the listed shares of Common Stock, consisting of the shares owned by the Fund, Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the shares of Common Stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund, and Quintessence may be deemed to beneficially own the same number of shares of Common Stock reported by the Fund and Quintessence. Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of Common Stock beneficially owned by the Fund and Quintessence and the shares of Common Stock held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of Common Stock beneficially owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.
(9)	This beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 9, 2009. Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor under Section 203 of the Investment Advisors Act of 1940. The shares reported are held by various investment companies, group trusts and separate accounts for which Dimensional acts as an investment advisor. Dimensional disclaims beneficial ownership of such securities.
(10)	This beneficial ownership information is based on information contained in an amended Schedule 13G/A filed with the SEC on February 5, 2009.
(11)	Includes the securities described in Note 5, with respect to which Mr. Riley disclaims beneficial ownership.

No director, officer, affiliate of the Company or record or beneficial owner of more than 5% of the Common Stock or any associate of such person, is a party adverse to the Company in any material pending legal proceeding or has a material interest adverse to the Company in any such proceeding.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has three equity compensation plans — the 2003 Management Equity Incentive Plan, the 2003 Directors Equity Incentive Plan and the 2005 Stock Incentive Plan. The following table sets forth information regarding the number of shares of our Common Stock that may be issued pursuant to our equity compensation plans or arrangements as of the end of fiscal 2008.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders (1)	2,544,000	(2)	$7.56	(3)	617,668
Equity compensation plans not approved by security holders (4)	88,373		$31.09		—
Total	2,632,373	(2)	$8.52	(3)	617,668

(1)	Represents the maximum number of shares of Common Stock that may be issued pursuant to outstanding options and restricted stock units, or available for future grant, under the 2003 Directors Equity Incentive Plan and the 2005 Stock Incentive Plan.
(2)	Includes 395,000 restricted stock units.
(3)	The weighted average exercise price does not take into account the 395,000 restricted stock units.
(4)	Represents the maximum number of shares of our common stock that may be issued pursuant to outstanding options granted under the 2003 Management Equity Incentive Plan, which was approved by the Bankruptcy Court in connection with the Company’s Modified First Amended Plan of Reorganization dated as of August 30, 2003.

ELECTION OF DIRECTORS

Currently, the Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for seven directors. The Nomination and Corporate Governance Committee recommended to the Board, and the Board approved, the nomination of the following seven nominees: Robert J. Amman, Jay B. Hunt, Andrew E. Lietz, Bryant R. Riley, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams, for election at the Annual Meeting to serve a one-year term expiring at the annual meeting in 2010 and until their respective successors are elected and qualified.

Each of the nominees presently serves as a director and has served continuously as a director of the Company since the date indicated in his biography below. All nominees have consented to be named and have indicated their intent to serve if elected. There are no family relationships between any director and any of the other directors or executive officers of the Company.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of Robert J. Amman, Jay B. Hunt, Andrew E. Lietz, Bryant R. Riley, Steven C. Schlepp, Carl R. Vertuca, Jr. and Mikel H. Williams as Directors.

Although it is not anticipated that each nominee will be able to serve as a director, should any nominee be unable to serve as a director, the shares of Common Stock represented by the proxies will be voted for such other person or persons as may be designated by the Board of Directors, unless the Board reduces the number of directors accordingly. As of the date of this proxy statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

Information About the Director Nominees

The following table sets forth information regarding the Director nominees, including age on the date of the Annual Meeting and business experience during the past five years.

Name	Age	Director Since	Principal Occupation and Other Information
Robert J. Amman	70	2003	Mr. Amman is currently an independent consultant. From 2000 to 2002, Mr. Amman was Chairman and Chief Executive Officer of Global TeleSystems, Inc. (“GTS”), a European broadband network services provider. From 1999 to 2000, Mr. Amman served as President of GTS. Mr. Amman was Chairman, President and Chief Executive Officer of John H. Harland Company, a printing firm, from 1995 to 1998. From 1994 to 1995, he served as Vice Chairman of First Financial Management Corporation. From 1988 to 1994, Mr. Amman served as President and Chief Executive Officer of Western Union Corporation.

Jay B. Hunt	69	2003	Mr. Hunt has served as Chairman of the Board of Directors of DDi Corp. since December 2003. Mr. Hunt is President of The Development Group, a business and financial advisory services firm, since 1993. From 1988 to 1990, he was Executive Vice President, member of the Executive Committee and Director of FM Productions, an entertainment services firm. From 1983 to 1987, he served as Chairman & Chief Executive Officer of FN Realty Services, a specialized financial services company. He is a former member of the Board of Directors of Gentiae Clinical Research, Inc., a member of the Board of Advisors of Joie De Vivre Hospitality, an owner or manager of 30 hotels and restaurants, Director and former Chairman of the Board of the Ischemia Research & Education Foundation and a Director of the Indiana University Foundation.

Andrew E. Lietz	70	2003	Mr. Lietz currently serves as the Managing Director of Rye Capital Management, a private equity investment firm he founded in 2001. From 2000 until 2002, Mr. Lietz served as Executive Chairman of Clare Corporation, a manufacturer of integrated circuits. From 1995 until 2000, he served as President and Chief Executive Officer of Hadco Corporation, a global manufacturer of electronic interconnect products and services. Previously, Mr. Lietz served as Chief Operating Officer and Vice President of Hadco from 1991 to 1995, and served as director of Hadco from 1993 through 2000. Mr. Lietz serves as a director of Amphenol Corporation, a global manufacturer of electronic components for the industrial and military marketplace, and Safeguard Scientifics, Inc, an operating company focused on acquiring and developing technology companies. He also serves on the Board of Trustees for the University System of New Hampshire.

Bryant R. Riley	42	2007	Mr. Riley has served as Chairman of B. Riley & Co., Inc., a Southern California based brokerage firm he founded, since January 1997. Mr. Riley has also been the managing

Name	Age	Director Since	Principal Occupation and Other Information
			member of Riley Investment Management since 2001. He currently serves as a director and Chairman of the Board of Alliance Semiconductor Corp. and as a director of Aldila, Inc.

Steven C. Schlepp	52	2005	Mr. Schlepp is president of Integrated Executive Services Corporation, a General Business and Private Equity Consulting Firm, since 2002. From 1996 to 2002, Mr. Schlepp served as President and Chief Executive Officer of Multilayer Technology Inc. (Multek), a provider of printed circuit board and backpanel fabrication services. From 1990 until 1996, Mr. Schlepp served as President of Toppan West Incorporated, a wholly-owned subsidiary of Toppan Electronics Ltd.

Carl R. Vertuca, Jr.	62	2003	Mr. Vertuca is president of The Vertuca Group, a venture capital and real estate investment company since 2000. He is also a managing member of the limited liability company that is the general partner of SOB Ventures, a private equity fund. Since 1993, he served as executive vice president and a board member of The Dii Group, a publicly held contract manufacturing company, until it was acquired by Flextronics International in 2000. Prior to his tenure at The Dii Group, Mr. Vertuca held various senior level management positions in manufacturing, engineering and finance at IBM Corporation and StorageTek Corporation.

Mikel H. Williams	52	2005	Mr. Williams has served as President and Chief Executive Officer of the Company since November 2005. From November 2004 to October 2005, Mr. Williams served as Senior Vice President and Chief Financial Officer of the Company. Before joining the Company, Mr. Williams served as the sole member of Constellation Management Group, LLC providing strategic, operational and financial/capital advisory consulting services to companies in the telecom, software and high-tech industries from May to November 2004; and as Chief Operating Officer of LNG Holdings, a European telecommunications company where he oversaw the restructuring and sale of the business from June 2002 to December 2003. From November 1996 to June 2001, Mr. Williams held the following executive positions with Global TeleSystems, Inc. and its subsidiaries, a leading telecommunications company providing data and internet services in Europe: Senior Vice President, Ebone Sales from December 2000 through June 2001; President, GTS Broadband Services from August 2000 through November 2000; President, GTS Wholesale Services from January 2000 through July 2000; and prior thereto, Vice President, Finance of Global TeleSystems, Inc. Mr. Williams began his career as a certified public accountant in the State of Maryland working as an auditor for Price Waterhouse.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

The Board of Directors manages the business of the Company. It establishes overall policies and standards for the Company and reviews the performance of management. The directors are kept informed of the Company’s operations at meetings of the Board and its committees through reports and analyses from, and discussions with, management.

Committees and Meetings of the Board

The Board has established an Audit Committee, a Nomination and Corporate Governance Committee, a Compensation Committee and a Finance Committee. Each of the committees operates under a written charter adopted by the Board of Directors, which are available at http://www.ddiglobal.com. Copies of the committee charters may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-7200 or by writing to us at DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Current committee membership and the number of meetings of the Board and each committee in 2008 are shown in the table below. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year ended December 31, 2008 (the “Fiscal Year”). Each of the incumbent directors who were members of a committee attended at least 75% of the aggregate of the total number of meetings held by all committees of the Board on which he served during the Fiscal Year. Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all of our Board members who are not officers. It is our Board’s policy that the Chair of the Board presides over the executive sessions. If not present, a different non-management director is selected by the non-management directors to chair the executive session. Mr. Hunt is the current Chair of the Board and, when present, presides over the executive sessions.

	Board	Audit	Compensation	Nomination & Corporate Governance	Finance
Robert J. Amman	Member	Member		Member	Chair
Jay B. Hunt	Chair	Member	Member
Andrew E. Lietz	Member		Member	Chair
Bryant R. Riley	Member		Member		Member
Steven C. Schlepp	Member		Chair	Member
Carl R. Vertuca, Jr.	Member	Chair (1)		Member	Member
Mikel H. Williams	Member				Member
Number of 2008 Meetings	6	9	6	1	8

(1)	The Board of Directors has determined that Mr. Vertuca is an audit committee financial expert.

Audit Committee. The Audit Committee provides oversight of the (a) financial reporting process, the system of internal control and the audit process of the Company and (b) the Company’s independent registered public accounting firm. The Audit Committee evaluates the performance of the independent registered public accounting firm, and makes decisions regarding the selection, retention and, where appropriate, the replacement of the independent registered public accounting firm. The Audit Committee also reviews with management and the Company’s independent registered public accounting firm the Company’s interim and year-end financial statements, and discusses with management and the independent registered public accounting firm any significant accounting and reporting issues and conformance of the Company’s financial statements with applicable accounting and regulatory requirements. The Audit Committee is responsible for recommending to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s annual report on Form 10-K and whether the Company’s interim financial statements should be included in the Company’s quarterly reports on Form 10-Q.

Compensation Committee. The responsibilities of the Compensation Committee include: (a) assisting the Board in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans; (b) recommending to the Board, with the assistance of the other independent directors on the Board, the compensation, including incentive pay of the Chief Executive Officer; (c) approving the annual compensation of the other executive officers of the Company; and (d) administering the Company’s incentive compensation and stock based plans, including the Dynamic Details Senior Management Bonus Program and determining awards thereunder.

The Chief Executive Officer of the Company works with the Chair of the Compensation Committee and the Vice President, General Counsel and Corporate Secretary to establish the agenda for the Committee and make compensation recommendations for the other executive officers. The Compensation Committee then meets in executive session to discuss the compensation of the Chief Executive Officer. The Chair of the Compensation Committee reports the Committee’s recommendations on executive compensation to the Board.

The Compensation Committee has the sole authority and resources under its charter to obtain advice and assistance from internal or external legal, accounting or other advisors, including any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or other executive officers and has sole authority to approve the consultant’s fees and other retention terms.

The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate and may delegate its responsibility to control and manage the plan assets of our employee benefit plans. In addition, under the terms of our stock incentive plans, the Compensation Committee, which acts as the administrator under such plans, may delegate its powers and authority under the stock incentive plan as it deems appropriate to a subcommittee and/or designated officers. Pursuant to this authority, the Compensation Committee granted to the Chief Executive Officer the authority to grant up to 418,571 stock options to non-officer employees of the Company in 2006.

For more information on the processes and procedures followed by the Compensation Committee for the consideration of executive compensation, see the “Compensation of Executive Officers” section of this proxy statement.

Finance Committee. The responsibilities of the Finance Committee include evaluating and making recommendations to the Board regarding debt and equity financing transactions, other significant financial matters and other material strategic transactions.

Nomination and Corporate Governance Committee. The Nomination and Corporate Governance Committee identifies and recommends candidates for election to the Board of Directors. It advises the Board of Directors on all matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors and compensation and benefit programs for non-employee directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the duties and membership of committees of the Board of Directors, recommends processes to evaluate the performance and contributions of individual directors and the Board of Directors as a whole, and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board of Directors. The Nomination and Corporate Governance Committee also makes recommendations relating to the development of the Company’s corporate governance guidelines.

Corporate Governance

The Board of Directors has established guidelines that it follows in matters of corporate governance. The following summary provides some highlights of those guidelines. A complete copy of the guidelines is available online at http://www.ddiglobal.com or in paper form upon request to the Company’s Corporate Secretary.

Code of Business Conduct and Ethics and Corporate Governance Guidelines. The Company is committed to having sound corporate governance principles. The Company’s Code of Business Conduct and Ethics, which is applicable to our directors, Chief Executive Officer, Chief Financial Officer and Controller as well as all of our other employees, is available at http://www.ddiglobal.com. Our Corporate Governance Guidelines can be found at http://www.ddiglobal.com. Copies of each of these documents may be obtained upon request, without charge, by contacting our Corporate Secretary at (714) 688-7200 or by writing to us at DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Director Nomination Process. Nominations for directors submitted to the Nomination and Corporate Governance Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nomination and Corporate Governance Committee does not have any specific minimum qualifications for director candidates, the Nomination and Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate in evaluating a candidate, including his or her judgment, skill, integrity, diversity and business or other experience.

The Nomination and Corporate Governance Committee is responsible for identifying and evaluating candidates for Board membership and recommending qualified candidates for election as directors, including the slate that our Board proposes for election by our stockholders at the annual meeting. Candidates may come to the attention of the Nomination and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nomination and Corporate Governance Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. After such evaluation, the candidates are then approved by the Nomination and Corporate Governance Committee. After such approval, the Nomination and Corporate Governance Committee seeks final Board approval of the director candidate(s).

The Nomination and Corporate Governance Committee will consider nominees recommended by stockholders. Any stockholder who wishes to recommend for the Nomination and Corporate Governance Committee’s consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate’s name and qualifications in writing to the Company’s Secretary at the following address: DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary.

Director Independence. The Board of Directors has affirmatively determined that the following six members of the Board are independent as that term is defined by the applicable NASDAQ Stock Market (“NASDAQ”) listing standards, including that each member is free of any relationship that would interfere with his individual exercise of independent judgment: Robert J. Amman, Jay B. Hunt, Andrew E. Lietz, Bryant R. Riley, Steven C. Schlepp and Carl R. Vertuca, Jr. Mr. Williams was determined not to independent based on his service as our Chief Executive Officer. In making these independence determinations, the Board considered various relationship categories including amount of stock ownership, and commercial, industrial, banking, consulting, legal, accounting or auditing, charitable and familial relationships, as well as a range of individual circumstances.

Our Board has also determined that each member of the Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee, respectively, is “independent” under the applicable listing standards of NASDAQ and, with respect to members of the Audit Committee, the audit committee requirements of the SEC. The Board has further determined that each member of the Compensation Committee is an “outside director” within the meaning of Rule 162(m) of the Internal Revenue Code and is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. None of the members of these committees is an officer, employee or former employee of the Company or any of our subsidiaries.

Communications with the Board. You may send communications to the Board of Directors, to the non-management members of the Board or to an individual Board member by directing an e-mail to directors@ddiglobal.com or by sending a letter to DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary. The Corporate Secretary will forward these communications to the intended recipients. Unsolicited advertisements or invitations to conferences or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Director Attendance at Annual Stockholder Meetings. Under the Company’s Corporate Governance Guidelines, the Directors are expected to attend annual meetings of the Company’s stockholders. All of the Directors attended the 2008 annual meeting of stockholders.

Compensation of Directors

Directors who are also employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee. In 2008, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Stock Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Robert J. Amman	$70,000	—	$131,116	—	$201,116
Jay B. Hunt	$71,000	—	$131,116	—	$202,116
Andrew E. Lietz	$52,000	—	$131,116	—	$183,116
Bryant R. Riley	$54,000	—	$8,179	—	$62,179
Steven C. Schlepp	$53,000	—	$131,116	—	$184,116
Carl R. Vertuca, Jr.	$74,000	—	$131,116	—	$205,116

(1)	Under the Company’s director’s compensation policy each of our current and future outside directors receive a $20,000 annual retainer, plus $2,000 per meeting attended in person or by telephone, or $1,000 for meetings attended by telephone that last less than 2 hours. The Chairman of the Board of Directors and the Chairman of the Audit Committee each receive an additional annual retainer of $15,000. In addition, each other committee chairman receives an additional annual retainer of $10,000. The non-chair members of committees receive a $5,000 annual committee member retainer for each committee on which they serve. All committee members also receive $1,000 per committee meeting attended.
(2)	The amount set forth in this column is equal to the compensation cost recognized, or “expensed,” during fiscal 2008 for financial statement purposes (excluding forfeiture assumptions) in accordance with Statement of Financial Accounting Standard No. 123(R) Share-Based Payments (“SFAS 123R”), and relate to stock options granted under the Company’s 2005 Stock Incentive Plan. Additional information related to the calculation of the compensation cost is set forth in Note 12 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2008.

Stock Options. Our Board of Directors grants stock options to non-employee directors from time to time. The following table includes certain information with respect to the value of all outstanding and unexercised options previously awarded to the Company’s non-employee directors as of the fiscal year ended December 31, 2008. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Robert J. Amman 110,713; Jay B. Hunt 110,713; Andrew E. Lietz 110,713; Bryant R. Riley 10,000; Steven C. Schlepp 96,428; and Carl R. Vertuca, Jr. 110,713.

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Options	Price	Date
Robert J. Amman	10,000	5,000	—	$7.76	10/17/2016
	40,000	20,000	—	$7.79	5/10/2016
	21,428	—	—	$5.67	12/20/2015
	14,285	—	—	$35.00	12/19/2013

Jay B. Hunt	10,000	5,000	—	$7.76	10/17/2016
	40,000	20,000	—	$7.79	5/10/2016
	21,428	—	—	$5.67	12/20/2015
	14,285	—	—	$35.00	12/19/2013

Andrew E. Lietz	10,000	5,000	—	$7.76	10/17/2016
	40,000	20,000	—	$7.79	5/10/2016
	21,428	—	—	$5.67	12/20/2015
	14,285	—	—	$35.00	12/19/2013

Bryant R. Riley	3,333	6,667	—	$5.80	12/4/2017

Steven C. Schlepp	10,000	5,000	—	$7.76	10/17/2016
	40,000	20,000	—	$7.79	5/10/2016
	21,428	—	—	$5.67	12/20/2015

Carl R. Vertuca, Jr.	10,000	5,000	—	$7.76	10/17/2016
	40,000	20,000	—	$7.79	5/10/2016
	21,428	—	—	$5.67	12/20/2015
	14,285	—	—	$35.00	12/19/2013

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited our financial statements for the fiscal years ended December 31, 2008 and December 31, 2007. Although PricewaterhouseCoopers LLP has been retained to review our quarterly financials for the period ended March 31, 2009, the Audit Committee has not yet selected independent accountants to audit our financial statements for the fiscal year ending December 31, 2009. Representatives of PricewaterhouseCoopers LLP are not currently expected to be present at the Annual Meeting.

Relationship of the Company with the Independent Registered Public Accounting Firm

The following table sets forth the fees (excluding reimbursable out of pocket expenses) billed to us by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for each of the last two fiscal years.

	Fiscal Year
	2007	2008
Audit fees	$1,072,000	$1,135,000
Audit related fees	4,000	—
Tax fees	43,000	50,000
All other fees	2,000	—

Total	$1,121,000	$1,185,000

Audit fees. This category includes fees for the annual audit of our consolidated financial statements (a portion of which are incurred and paid in the following fiscal year), the review of financial statements included in our quarterly reports on Form 10-Q during the respective fiscal year, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements related to those fiscal years.

Audit related fees. This category includes fees relating to due diligence associated with potential merger and acquisition transactions.

Tax fees. This category consists of tax services, including tax compliance, tax advice and tax planning incurred during the respective fiscal year.

All other fees. This category consists of licensing of accounting literature software.

The Audit Committee of our Board of Directors has established a practice that requires the Audit Committee to pre-approve any audit or permitted non-audit services to be provided to us by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in advance of such services being provided to us.

Under the SEC rules, subject to certain de minimis criteria, pre-approval is required for all professional services rendered by our principal independent registered public accounting firm. We are in compliance with these SEC rules.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2008 with the Company’s management and with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP those matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLC required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2008 be included in the Company’s Annual Report on Form 10-K for that year for filing with the SEC.

Audit Committee,
Robert J. Amman
Jay B. Hunt
Carl R. Vertuca, Jr. (Chair)

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis for Named Executive Officers

The following Compensation Discussion and Analysis describes the material elements of compensation for the Company’s named executive officers, which consist of our President and Chief Executive Officer, our Chief Financial Officer, our Senior Vice President – Manufacturing Operations and our Senior Vice President – Sales.

Objectives of Compensation Program

The primary objective of the Company’s compensation program, including our executive compensation program, is to maintain a compensation program that will fairly compensate our executives and employees, attract and retain qualified executives and employees who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. To that end, the Company’s compensation practices are intended to:

•	provide overall compensation (assuming that targeted levels of performance are achieved) that is generally in line with the median compensation of similarly situated companies;

•	tie total compensation to Company performance and individual performance in achieving financial and non-financial objectives; and

•	closely align senior management’s interests with stockholders’ interests through long-term equity incentive compensation.

How the Compensation Committee Determines the Forms and Amounts of Compensation

The Compensation Committee structures our compensation programs and establishes compensation levels for our executive and senior officers. The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our historical financial performance.

The Compensation Committee considers the recommendations from Mikel Williams, our Chief Executive Officer, in determining executive compensation. In making his recommendations, Mr. Williams receives input from our Human Resources Department and has access to compensation data of publicly-traded companies, including our competitors such as TTM Technologies and Merix Corp., which we obtain from publicly available filings. This information is also available to the Compensation Committee.

The Compensation Committee makes all decisions for the total direct compensation – that is, base salary, cash incentive awards under the Company’s incentive bonus plan and stock-based awards – of the Company’s executive officers and other members of the Company’s senior management team, including the named executive officers. Independent board members who are not members of the Compensation Committee also participate in Committee deliberations regarding executive compensation. The Committee also oversees our employee benefit plans.

In 2008, the Compensation Committee engaged an independent compensation consultant, ECG Advisors, or ECG, to assist the Compensation Committee in its duties, including providing advice regarding industry trends relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent. The Compensation Committee retains the right to terminate or replace ECG at any time. In 2008, the compensation consultant provided the Compensation Committee with:

•	independent market and survey data compiled by ECG;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards and annual equity awards;

•

a review of our executive compensation strategy, as well as advising on the Company’s short- and long-term compensation incentives, including proposed stock ownership guidelines for executive officers; and

•	summary sheets disclosing our executives’ total cash compensation.

The Compensation Committee annually compares the levels and elements of compensation that the Company provides to its named executive officers with the levels and elements of compensation provided to their counterparts in the market. In 2008, as noted above, this data was provided by ECG. The Compensation Committee uses this aggregate of comparison data as a guideline in its review and determination of base salaries, Company performance and individual performance targets under our annual bonus programs and long-term equity incentive awards.

The Compensation Committee also annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation levels based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers corporate performance, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. For the other named executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interactions with the named executive officers. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive, his or her contributions to the Company’s performance and other leadership accomplishments.

ECG provided the Compensation Committee with data with respect to two peer groups: an industry peer group comprised of printed circuit board and electronics manufacturing companies and a peer group comprised of technology companies located in and around Orange County, California. The following companies, along with survey data, were used for benchmarking purposes:

Adaptec, Inc.	Key Tronic Corp.	SatCon Technology Corp.
Anaren Inc.	Kratos Defense, Inc.	Semtech Corp.
Applied Micro Circuits Corp.	LaBarge, Inc.	SignaTron International, Inc.
Autobytel, Inc.	Masimo Corp.	SMTC Corp.
Axcelis Technologies, Inc.	Merix Corp.	Sparton Corp.
Clarient, Inc.	Microsemi Corp.	STEC, Inc.
Conexant Systems, Inc.	MIPS Technologies, Inc.	Sypris Solutions, Inc.
Dot Hill Systems	Nortech Systems, Inc.	TTM Technologies, Inc.
Emulex Corp.	Park Electrochemical Corp.	White Electronic Designs Corp.
Endologix, Inc.	Raven Industries

The size of the companies in these peer groups ranged both in terms of revenue (generally between $33 million to $755 million) and market capitalization (generally between $13 million and $1.9 billion). ECG calculated the percentile rank of the Company in terms of revenue and market capitalization as compared to the two peer groups. ECG then benchmarked the compensation for the Company’s named executive officers against the same percentiles in terms of compensation.

Components of Executive Compensation

The elements of the Company’s compensation program are base salaries, bonus compensation based upon incentive goals and objectives and stock-based equity awards. Our compensation program is designed to balance our need to provide our named executive officers with incentives to achieve our short- and long-term performance goals with the need to pay competitive base salaries. There is no pre-established policy for allocating between cash and non-cash or short-term or long-term compensation. Each named executive officer’s current and prior compensation is considered in setting future compensation.

Base Salaries

Base salary is the guaranteed element of employees’ annual cash compensation. Base salaries are generally based on relative responsibility and are targeted to provide guaranteed cash compensation in line with median base salaries for similarly situated companies. The value of base salary reflects the employee’s long-term performance, skill set and the market value of that skill set. Base salaries for our named executive officers are reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. The Company does not apply specific formulas to determine increases. In setting base salaries, the Compensation Committee considers the following factors:

•	The Company’s overall financial condition;

•	Internal relativity, meaning the relative pay differences for different job levels;

•	Individual performance;

•	Peer group data specific to the executive’s position, where applicable; and

•	Consideration of the mix of overall compensation.

For 2008, the Compensation Committee, after reviewing the market study data and individual performance evaluations for the named executive officer and discussing them with Mr. Williams, determined that the base salaries of the named executive officers were generally consistent with the intention to target the median for similarly situated companies. For 2009, based upon the compensation data provided by ECG Advisors, as well as the downturn in the general economy, the Compensation Committee decided to keep base salaries at the same level as 2008.

Cash Incentive Bonuses

The Company believes that as an employee’s level of responsibility increases, a greater portion of the individual’s cash compensation should be variable and linked to both quantitative and qualitative expectations, including key financial, operational and strategic metrics. To that end, the Company has established an annual cash bonus program in order to align employees’ goals with the Company’s financial, strategic and tactical objectives for the current year.

Senior Management Bonus Program for Fiscal 2008

For 2008, the Compensation Committee established the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ended December 31, 2008 (the “2008 Bonus Program”). Under the 2008 Bonus Program, bonus target amounts, expressed as a percentage of base salary, were established for participants at the beginning of the year. Bonus payouts for the year were then determined by (a) the achievement by the Company of certain financial goals/targets set forth in the Company’s annual budget related to the Company’s EBITDA from the Company’s consolidated operations including the total amount of expense accrued for bonus payments awarded under the 2008 Bonus Program and certain other adjustments (“Net Adjusted EBITDA”); and (b) each participating employee meeting pre-established annual personal objectives. Satisfactory individual performance is a condition to payment. The 2008 Bonus Program also provided the Compensation Committee with discretion to grant discretionary bonuses to participants, including the named executive officers, based upon individual performance or the occurrence of events that the Compensation Committee considers extraordinary. Such discretionary bonuses do not require a minimum Net Adjusted EBITDA achievement.

The Compensation Committee considered the following when establishing the awards for 2008:

•

Bonus Targets. Target bonuses are expressed as a percentage of the participant’s base salary earned during the plan year, and consist of two components – a corporate portion based on the achievement by the Company of 100% of its Net Adjusted EBITDA target for the plan year, and a personal portion based on the achievement by the participant of annual personal objectives during the year. Bonus targets, and the proportion of the incentive based of corporate and personal performance, were based on job responsibilities and internal relativity. The Compensation Committee’s objective was to set bonus targets such that total annual cash compensation was within the broad middle range of peer group companies and a substantial portion of that compensation was linked to company performance. Consistent with the Company’s executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance in the 2008 Bonus Program. The schedule below shows the award guidelines for the 2008 awards for named executive officers as a percentage of 2008 base salary:

	2008	Target Bonus		Incentive Mix		2008
Name	Base Salary	% of Salary	Dollars	Company	Personal	Bonus Paid
Mikel H. Williams	$375,000	100%	$375,000	90%	10%	$311,213
Sally L. Edwards	$250,000	30%	$75,000	50%	50%	$64,163
Michael R. Mathews	$275,000	36.4%	$100,000	50%	50%	$86,550
Gerald P. Barnes (1)	$250,000	60%	$150,000	33%	67%	$114,716

(1)	Mr. Barnes’ personal incentive compensation for 2008 was administered quarterly based upon the Company’s performance against its quarterly sales objectives.

•

Company performance measures. For all participants in the 2008 Bonus Program, including the named executive officers, the Compensation Committee established the 2008 Company performance measure based upon Net Adjusted EBITDA of approximately $28.3 million. The measure was determined in December 2007. The Compensation Committee believed that this performance measure would encourage employees to focus on improving both top-line sales and bottom-line earnings. Under the 2008 Bonus Program formula, payouts could range from zero to 200% of target depending on the Company’s performance. The bonuses earned by the named executive officers for 2008 relating to corporate performance were 81.1% of target as a result of achieving 91.9% of the Net Adjusted EBITDA target for 2008.

•

Personal performance measures. For all participants in the 2008 Bonus Program, including the named executive officers, a portion of incentive awards are based on achievement of personal performance objectives. For the named executive officers, these individual performance objectives relate to the specific areas of responsibility for each named executive officer, as well as overall leadership and ethics criteria. Each objective was assigned a specific percentage weight at the commencement of the 2008 Bonus Program. In establishing the performance objectives of the named executive officers, the Chief Executive Officer made recommendations, which were approved by members of the Compensation Committee. For purposes of determining whether our named executive officers met each of the individual goals and objectives assigned to them, the Compensation Committee met with our Chief Executive Officer and then the Committee deliberated alone without the Chief Executive Officer present. The Company was required to achieve a minimum threshold of 50% of Net Adjusted EBITDA performance before any payments are made on the personal objective incentives.

Senior Management Bonus Program for Fiscal 2009

In December 2008, the Compensation Committee adopted the Dynamic Details, Incorporated Senior Management Bonus Program for the fiscal year ending December 31, 2009 (the “2009 Bonus Program”). Selected employees, including all of the Company’s executive officers, are eligible to participate in the 2009 Bonus Program. Each participant in the 2009 Bonus Program has been assigned a target annual cash bonus. Participants may earn their bonuses based on (a) the achievement by the Company relative to its Net Adjusted EBITDA target for 2009; and (b) each participating employee meeting pre-established personal objectives. With a few exceptions discussed below, target bonuses for 2009 are generally in line with the percentages of base salary and the corporate-personal mixes that were in effect for 2008. Due to the downturn in the general economy, the Compensation Committee reduced the 2009 corporate performance target of Net Adjusted EBITDA to approximately $19.0 million. The Committee also modified the bonus payout schedule with respect to the Net Adjusted EBITDA achievement thresholds for bonus percentage payouts. Under the 2009 Bonus Program, the Company must achieve approximately 110% of the Net Adjusted EBITDA target for employees to be entitled to a 100% target payout for Net Adjusted EBITDA performance. If 80% of the Net Adjusted EBITDA target is achieved, then 40% of the Net Adjusted EBITDA bonus is paid. Between 80% and 89%, the bonus payout increases by 1.5% for each additional 1% of Net Adjusted EBITDA achievement. Between 90% and 89%, the bonus payout increases by 2% for each additional 1% of Net Adjusted EBITDA achievement. Between 100% achievement and 114% achievement, the bonus payout increases by 2.5% for each additional 1% of Net Adjusted EBITDA achievement. Between 115% and 125%, the bonus payout increases by 3.5% for each additional 1% of Net Adjusted EBITDA achievement, up to a maximum payout of 150%. The following table illustrates the payout schedule under the 2009 Bonus Program:

2009 Senior Management Bonus Program
Net EBITDA %	% of Target EBITDA Bonus
<80%	0.0%
80.0%	40.0%
81.0%	41.5%
82.0%	43.0%
83.0%	44.5%
84.0%	46.0%
85.0%	47.5%
86.0%	49.0%
87.0%	50.5%
88.0%	52.0%
89.0%	53.5%
90.0%	55.5%
91.0%	57.5%
92.0%	59.5%
93.0%	61.5%
94.0%	63.5%
95.0%	65.5%
96.0%	67.5%
97.0%	69.5%
98.0%	71.5%
99.0%	73.5%
100.0%	76.0%
101.0%	78.5%

2009 Senior Management Bonus Program
Net EBITDA %	% of Target EBITDA Bonus
102.0%	81.0%
103.0%	83.5%
104.0%	86.0%
105.0%	88.5%
106.0%	91.0%
107.0%	93.5%
108.0%	96.0%
109.0%	98.5%
110.0%	101.0%
111.0%	103.5%
112.0%	106.0%
113.0%	108.5%
114.0%	111.0%
115.0%	114.5%
116.0%	118.0%
117.0%	121.5%
118.0%	125.0%
119.0%	128.5%
120.0%	132.0%
121.0%	135.5%
122.0%	139.0%
123.0%	142.5%
124.0%	146.0%
125.0%	149.5%
126.0% or more	150.0%

The Compensation Committee believed the adjusted payout schedule was appropriate in light of the decrease in the Net Adjusted EBITDA target. The 2009 Bonus Program provides the Compensation Committee with discretion to grant additional discretionary bonuses to participants, including the Company’s named executive officers, in the event that the Company achieves Net Adjusted EBITDA of 126% or more of the Company’s target. The 2009 Bonus Program also provides the Compensation Committee with discretion to grant discretionary bonuses to participants, including the named executive officers, based upon individual performance or the occurrence of events that the Compensation Committee considers extraordinary.

For 2009, the Compensation Committee changed the incentive mix for some of the named executive officers in order to align the incentives more with market incentives. Specifically, the portion of (1) Mr. Williams’ incentive compensation based on meeting personal objectives was increased from 10% to 30%; (2) Ms. Edwards’ target bonus was increased from 30% of her base salary to 40% of her base salary; and (3) Mr. Mathews’ target bonus was increased from 36.4% of his base salary to 50% of his base salary. The schedule below shows the award guidelines for the 2009 awards for the named executive officers:

	2009	Target Bonus		Incentive Mix
Name	Base Salary	% of Salary	Dollars	Company	Personal
Mikel H. Williams	$375,000	100%	$375,000	70%	30%
Sally L. Edwards	$250,000	40%	$100,000	50%	50%
Michael R. Mathews	$275,000	50%	$137,500	50%	50%
Gerald P. Barnes (1)	$250,000	60%	$150,000	33%	67%

(1)	Mr. Barnes’ personal performance objectives are based on the Company’s performance against its monthly sales objectives and not subject to Net Adjusted EBITDA targets. Mr. Barnes’ performance against these objectives are calculated and paid in monthly installments.

Long-Term Incentives

Long-term incentive awards are a key element of the Company’s total compensation package for the named executive officers. We also have adopted an equity incentive approach intended to reward longer-term performance and to help align the interest of our named executive officers with those of our stockholders. We believe that long-term performance is achieved through an ownership culture that rewards performance by our named executive officers through the use of equity incentives. Our equity incentive plans have been established to provide our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our equity incentive plans have provided the principal method for our named executive officers to acquire equity interests in the Company.

The size and terms of the awards for an individual recipient will depend upon the level of responsibility of the recipient; the expected future contributions to the growth and development of the Company; the value of past service; and the number of options and restricted shares owned by other executives in comparable positions within the Company. The Company’s 2005 Stock Incentive Plan provides for a variety of long-term awards including stock options, restricted stock, restricted share units and performance awards. In 2008, the Compensation Committee primarily used restricted stock as the means to provide the long-term component to the overall compensation package.

Restricted Share Awards

Historically, the Company primarily awarded equity compensation in the form of stock options. However, the accounting treatment for stock options changed with the adoption of SFAS 123R, which made the accounting treatment for stock options less attractive.

In 2007, the Compensation Committee reassessed the relative advantages and disadvantages of various forms of equity compensation and concluded that awarding restricted share awards would be a more motivating form of incentive compensation for the Company’s senior management employees and would permit the Company to issue fewer shares, thereby reducing the potential dilutive impact on the Company’s stockholders. In October 2008, based on the recommendation of ECG, the Compensation Committee issued restricted share awards to members of senior management, including the named executive officers. Mr. Williams was awarded 110,000 restricted share units, Ms. Edwards was awarded 40,000 restricted share units and Messrs. Mathews and Barnes were each awarded 60,000 restricted share units. The size of the restricted share awards made to each named executive officer was based on the named executive officer’s specific position and level of responsibility. The Compensation Committee intends to continue to evaluate its equity compensation program and may in the future issue either restricted share awards, stock options or a combination thereof as it deems appropriate.

Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The grant date is established when the Compensation Committee approves the grant and all key terms have been determined. The exercise price of stock option grants is set at the fair market value on the date of grant, which is the closing price on the Nasdaq Global Market. Under the stockholder-approved 2005 Stock Incentive Plan, the Company may not grant stock options at a discount to the fair market value or reduce the exercise price of outstanding options, except with the approval of the stockholders or except in the case of a stock split or other similar event. The Company does not grant stock options with “reload” features and it does not loan funds to employees to enable them to exercise stock options.

Stock options are generally granted at regularly-scheduled meetings of the Compensation Committee that coincide with the Company’s regular Board Meetings. On occasion, the Compensation Committee has granted options between regularly scheduled meetings to provide stock options to newly-hired executives and executives receiving a promotion. The Company is working to eliminate “off cycle” grants to the extent possible.

Perquisites and Other Benefits

The Company does not provide significant perquisites or personal benefits to our named executive officers, except that all of the named executive officers receive car allowances. The costs associated with these benefits for named executive officers are included in the Other Compensation column of the Summary Compensation Table.

In 2006, the Compensation Committee approved relocation assistance to Mr. Mathews in connection with his promotion to Senior Vice President – Manufacturing Operations. The relocation assistance, which has extended over a three year period, consists of transaction costs relating to the sale of his home in New Hampshire and the purchase of a new home in California, up to $3,000 per month for rent and living expenses for a temporary residence in California, physical relocation expenses, and a gross up of income taxes, to the extent the relocation benefits are taxable.

Employment and Severance Agreements

Each of the named executive officers, as well as certain other key employees, is a party to an employment agreement with the Company. A description of the terms of the agreements with the named executive officers can be found under the caption “Employment Contracts and Termination of Employment and Change of Control Arrangements.” The principal purpose of the employment agreements is to protect the Company from certain business risks (e.g., threats from loss of confidentiality or trade secrets, disparagement, solicitation of customers and employees) and to define the Company’s right to terminate the employment relationship. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as certain severance benefits.

The employment agreements are intended to preserve employee morale and productivity and encourage retention. They are also intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Financial Restatements

Our Compensation Committee does not have an established practice regarding the adjustment or recovery of awards or payment if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment previously made. The Compensation Committee will determine whether to seek recovery of incentive compensation in the event of a financial restatement or similar event based on the facts and circumstances surrounding a financial restatement or similar event, should one occur. Among the key factors that the Compensation Committee will consider is whether the executive officer engaged in fraud or willful misconduct that resulted in need for a restatement.

In addition, individual performance objectives for executive officers under our 2008 or 2009 Bonus Programs include compliance with laws and Company policies and procedures. As a result, an executive’s bonus may be adversely affected to the extent a financial restatement or similar event involved a violation of law or Company policy.

The Impact of Favorable Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation programs is an important consideration in their design; however, it is not the sole consideration.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the Board that establishes such goals consists only of “outside directors.” All of the members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of our Common Stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period. Stock option grants under the Company’s 2005 Stock Option Plan are intended to meet the criteria of Section 162(m) of the Internal Revenue Code.

The Compensation Committee considers the anticipated tax treatment to the Company and to our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some of the compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that is not fully deductible if it determines that such award is consistent with its philosophy and is in our stockholders’ best interest, such as time-vested grants of restricted stock. Although the Company’s 2008 Bonus Program and 2009 Bonus Program have not been designed to provide for the deductibility of bonus compensation to covered employees, the Company’s 2005 Stock Incentive Plan has been designed to provide for the deductibility of compensation to the covered employees for the incentive awards under that Plan.

Stock Ownership Requirements

The Board has historically encouraged its members and members of senior management to acquire and maintain stock in the Company to link the interests of such persons to the stockholders. However, neither the Board nor the Compensation Committee has established stock ownership guidelines for members of the Board or the executive officers of the Company. The Compensation Committee intends to evaluate whether to implement stock ownership guidelines for members of the Board or the executive officers of the Company.

Securities Trading Policy/Hedging Prohibition

Officers and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Compensation Committee Interlocks and Insider Participation

In 2008, our Compensation Committee consisted of Jay B. Hunt, Andrew E. Lietz, Steven C. Schlepp and Bryant R. Riley. No member of the Compensation Committee is a current, or during fiscal 2008 was a former, officer or employee of the Company or any of its subsidiaries. During 2008, no member of the Compensation Committee has a current or prior relationship that must be described under the SEC rules relating to disclosure of related party transactions. In fiscal 2008, none of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

Compensation Committee Report

The Compensation Committee, comprised of a majority of independent directors, reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company’s management and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008 and in the proxy statement on Schedule 14A relating to the Annual Meeting.

Compensation Committee,

Jay B. Hunt
Andrew E. Lietz
Bryant R. Riley
Steven C. Schlepp (Chair)

Summary Compensation Table

The following table summarizes compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2008 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)
Mikel H. Williams President & Chief Executive Officer	2008	375,000		—	102,163	717,583	311,213	(4)	—		1,505,959
	2007	375,000		—	5,715	721,695	60,000	(5)	—		1,162,410
	2006	375,000		—	—	465,688	299,063	(6)	—		1,139,751

Sally L. Edwards Chief Financial Officer	2008	242,788	(7)	—	47,715	95,272	64,163	(4)	—		449,938
	2007	234,231		—	2,858	89,977	46,000	(5)	—		373,066
	2006	153,846		—	—	46,611	39,938	(6)	—		240,395

Michael R. Mathews Senior Vice President – Manufacturing Operations	2008	275,000		—	52,204	127,803	86,550	(4)	181,199	(8)	722,756
	2007	266,538		—	2,858	122,419	58,000	(5)	63,053	(9)	512,868
	2006	199,423		—	—	47,294	56,123	(6)	24,460	(10)	327,300

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(3)		Total ($)
Gerald P. Barnes Senior Vice President – Sales	2008	250,000	—		52,204	107,736	114,716	(4)	11,700	(11)	536,356
	2007	186,154	30,000	(12)	2,858	90,662	77,125	(13)	—		386,799

(1)	Stock Awards. The amounts reported in this column represent the dollar amount of restricted share awards recognized, or “expensed,” during fiscal 2008 and in prior years for each of the named executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS 123R.
(2)	Option Awards. The amounts reported in this column represent the dollar amount of stock options recognized, or “expensed,” based on the vesting of grants made in 2007 and in prior years for each of the named executive officers as compensation costs for financial reporting purposes (excluding forfeiture assumptions) in accordance with SFAS 123R.
(3)	Under the rules of the SEC, the Company is required to identify by type all perquisites and other personal benefits for a named executive officer only if the total value for that individual equals or exceeds $10,000, and to report and quantify each perquisite or personal benefit only if the value thereof exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. Only Messrs. Mathews and Barnes received perquisites and other personal benefits in excess of $10,000 during 2008. Only Mr. Mathews received perquisites and other personal benefits in excess of $10,000 during 2006 and 2007.
(4)	Amounts represent bonus payments earned for 2008 performance under the 2008 Senior Management Bonus Program, which were paid in February 2009.
(5)	Amounts represent bonus payments earned for achievement of personal performance objectives under the 2007 Senior Management Bonus Program, as well as discretionary bonuses awarded under the 2007 Senior Management Bonus Program, which were paid in March 2008. Mr. Williams received a discretionary bonus in the amount of $22,500, and Ms. Edwards and Mr. Mathews each received a discretionary bonus in the amount of $10,000.
(6)	Amounts represent bonus payments earned for 2006 performance under the 2006 Senior Management Bonus Program, which were paid in March 2007.
(7)	During 2008, Ms. Edwards was out on maternity leave for a portion of the year and did not draw a full salary for a portion of the time she was out.
(8)	Amount for 2008 represents an automobile allowance of $9,000, a temporary housing allowance of $75,647 and reimbursement of relocation expenses of $96,552.
(9)	Amount for 2007 represents an automobile allowance of $8,000 plus a temporary housing allowance of $55,053.
(10)	Amount for 2006 represents an automobile allowance of $5,225 plus reimbursement of temporary housing expenses of $19,235.

(11)	Amount represents an automobile allowance of $10,200 plus reimbursement of home office expenses of $1,500 paid to Mr. Barnes in 2008.
(12)	Amount represents a $30,000 signing bonus paid in four equal quarterly installments with the final payment made in February 2008.
(13)	Amount represents bonus payments earned for 2007 performance under Mr. Barnes’s personal sales incentive plan, which was paid in quarterly installments, with the final payment made in February 2008, as well as a $10,000 discretionary bonus awarded under the 2007 Senior Management Bonus Program, which was paid in March 2008.

Grants of Plan-Based Awards

The table below sets forth information on grants of options and stock awards to the named executive officers in fiscal year 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/ share) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target (5) ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Williams	—	56,250	375,000	506,250	—	—	—	—	—	—	—
	10/28/2008	—	—	—	—	—	—	110,000	—	$3.84	$422,400

Ms. Edwards	—	25,000	100,000	125,000	—	—	—	—	—	—	—
	10/28/2008	—	—	—	—	—	—	40,000	—	$3.84	$153,600

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/ share) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)		Target (5) ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Mathews	—	34,375		137,500	171,875	—	—	—	—	—	—	—
	10/28/2008	—		—	—	—	—	—	60,000	—	$3.84	$230,400

Mr. Barnes	—	2,500	(6)	150,000	174,975	—	—	—	—	—	—	—
	10/28/2008	—		—	—	—	—	—	60,000	—	$3.84	$230,400

(1)	Unless otherwise indicated, these columns show the range of payouts targeted for 2009 performance under the Dynamic Details 2009 Senior Management Bonus Program as described in the section titled “Cash Incentive Bonuses” in the Compensation Discussion and Analysis. Bonus payments made for 2008 performance under the 2008 Senior Management Bonus Program are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Restricted stock awards within each grant vest incrementally at a rate of one-third per year, with full vesting at the end of three years.
(3)	The base price for restricted stock awards is determined based on the closing market price of the Common Stock on the grant date.
(4)	Represents the grant date fair value, computed in accordance with SFAS 123R.
(5)	Under the 2009 Bonus Program, the Company must achieve approximately 110% of the Net Adjusted EBITDA target for employees to be entitled to a 100% target payout for Net Adjusted EBITDA performance.
(6)	The personal component of Mr. Barnes’ bonus is based on the Company’s performance against its monthly sales objectives and not subject to Net Adjusted EBITDA targets. Mr. Barnes’ performance against these objectives are calculated and paid in monthly installments.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by the named executive officers as of December 31, 2008:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock that have not	Market Value Of Shares Or Units Of Stock That Have Not	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not	Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not
Name	Exercisable (1)	Unexercisable (1)	Options	Price ($) (2)	Date	Vested (#)	Vested ($) (3)	Vested (#)	Vested ($)
Mr. Williams	35,714	—	—	$27.16	11/15/2014	—	—	—	—
	214,285	—	—	$5.67	12/20/2015	—	—	—	—
	157,333	78,667	—	$7.79	5/10/2016	—	—	—	—
	80,000	40,000	—	$7.76	10/17/2016	—	—	—	—
	—	—	—	—	—	136,667	$420,933	—	—

Ms. Edwards	26,667	13,333	—	$8.07	4/04/2016	—	—	—	—
	10,000	20,000	—	$6.73	2/26/2017	—	—	—	—
	—	—	—	—	—	53,333	$164,267	—	—

Mr. Mathews	20,000	10,000	—	$7.44	2/28/2016	—	—	—	—
	25,397	12,698	—	$7.76	10/17/2016	—	—	—	—
	10,000	20,000	—	$6.73	2/26/2017	—	—	—	—
	—	—	—	—	—	73,333	$225,867	—	—

Mr. Barnes	33,333	66,667	—	$6.73	2/26/2017	—	—	—	—
	—	—	—	—	—	73,333	$225,867	—	—

(1)	Stock options within each grant vest incrementally at a rate of one-third per year, with full vesting at the end of three years.
(2)	The exercise price for stock options is determined based on the closing market price of the Common Stock on the grant date.
(3)	Computed using the closing market price of the Common Stock on December 31, 2008.

Option Exercises and Stock Vested

No stock options were exercised by the named executive officers in 2008. The following table sets forth information concerning value realized by each of the named executive officers upon the vesting of restricted stock awards during 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mr. Williams	—	—	13,333	$43,332
Ms. Edwards	—	—	6,666	$21,665
Mr. Mathews	—	—	6,666	$21,665
Mr. Barnes	—	—	6,666	$21,665

(1)	The value realized equals the fair market value of the Common Stock on the date of vesting multiplied by the number of shares that vested on the vesting date.

Employment Contracts and Termination of Employment and Change of Control Arrangements

The Company currently has employment agreements with the following named executive officers: Mikel Williams, Sally L. Edwards, Michael R. Mathews and Gerald P. Barnes. Although there are some differences in benefit levels depending on the employee’s job level and seniority, the basic elements of the employment agreements are comparable for all named executive officers.

Base Salary. Each employment agreement establishes the base salary for the named executive officer, which may be increased, but not decreased on an annual basis. The current base salaries for the named executive officers are as follows: Mr. Williams — $375,000; Ms. Edwards — $250,000; Mr. Mathews — $275,000; and Mr. Barnes — $250,000.

Term and Termination. The employment agreements have no specific term and are subject to termination by either the Company or the named executive officers at any time with or without cause.

Covered terminations and severance payments. Under the employment agreements, the named executive officers are eligible for payments if their employment is terminated (a) involuntarily by the company without cause, or (b) for Good Reason by the employee, as defined in the respective employment agreement. Under Mr. Williams’ employment agreement, good reason includes, among other situations, the completion of a transaction that results in the Company’s stock (or the stock of its successor) not being listed on a U.S. national securities exchange.

For Mr. Williams, severance payments consist of 24 months of base salary, payment of a pro rata portion of the then-current target cash bonuses for the year in which the termination occurs (assuming 100% achievement of target objectives), plus a bonus payment equal to 200% of the target cash bonuses (i.e., a 100% payout of target bonuses for the 24-month severance period). For the other named executive officers, severance payments consist of base salary for 12 months and payment of a pro rata portion of the then-current target cash bonuses for the year in which the termination occurs. The Employment Agreements with the named executive officers (other than Mr. Williams) also provide additional “double trigger” assurances following a change in control. In such a situation, in lieu of a pro-rata bonus payment, Ms. Edwards and Messrs. Mathews and Barnes would receive a bonus payment equal to a 100% payout of the target bonus for the year in which the termination occurred, but only if his or her employment is terminated without cause or for good reason within twelve months following a change in control.

Benefit continuation. In the event of termination of employment without cause or for Good Reason, the named executive officer’s basic employee benefits such as health insurance would be continued for the duration of the severance period.

Accelerated vesting of equity awards. In the event of termination of employment without cause or for good reason, any unvested equity awards at the time of termination of employment that would have vested during the severance period becomes vested and the post-termination exercise period for stock options will be extended to one-year. In addition, all stock options and restricted stock awards awarded under the Company’s 2005 Stock Incentive Plan provide for the acceleration of all unvested stock options and restricted stock awards upon a change in control. The employment agreements of Messrs. Williams, Mathews and Barnes also provide upon termination of employment due to death or disability for the acceleration of vesting of stock options and restricted stock awards to the extent such options or awards would have vested during the severance period.

Nonsolicitation and Noncompetition. Each named executive officer has agreed to non-solicitation and confidentiality provisions in his or her respective Employment Agreement. The Employment Agreements provide that the named executive officers will not solicit customers or employees of the Company during their employment with the Company or following termination for the duration of the applicable severance period. The Employment Agreements further provide that the named executive officers will not accept employment with certain identified competitors of the Company during their employment or following termination for the duration of the applicable severance period.

Tax Matters. The Employment Agreement with Mr. Williams provides that the Company will indemnify Mr. Williams, on a fully grossed-up basis, for any tax imposed by Section 4999 of the Code on “excess parachute payments” (as defined in Section 280G of the Code) in connection with certain changes in control or under Section 409A of the Code. If any payment due to a named executive officer is subject to a six-month delay pursuant to Section 409A of the Code, the Company will pay the named executive officer interest on such delayed payments.

Miscellaneous. The Company has agreed to indemnify each named executive officer to the fullest extent permitted by law against any claims or losses arising in connection with such officer’s service to the Company or any affiliate.

The following table sets forth the potential payments upon termination of the named executive officers as of December 31, 2008, assuming the termination event had taken place on December 31, 2008. The amounts shown include amounts earned through December 31, 2008, and are estimates of the amounts which would be paid out to the executives upon their termination following a termination event. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, and such amounts may be subject to renegotiation at the time of actual termination. The amounts shown for accelerated vesting of equity incentive awards reflect the market price of shares of restricted stock that would vest upon termination, based upon the closing price of our common stock on December 31, 2008. The exercise prices of all stock options that would be accelerated upon termination were greater than the closing price of our Common Stock at December 31, 2008. The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balances under the Dynamic Details 401(k) plan. The named executive officers are not entitled to any severance benefits upon involuntary termination for cause or voluntary termination without good reason.

Name	Involuntary Termination without Cause or Voluntary Termination for Good Reason Before Change in Control	Involuntary Termination without Cause or Voluntary Termination for Good Reason After Change in Control	Death or Disability
Mr. Williams
Cash Severance	$750,000	$750,000	—
Bonus Payment	$1,125,000	$1,125,000	$375,000
Medical/Welfare Benefits	$40,000	$40,000	—
Number of Restricted Shares Accelerated	100,000	136,667	—
Value of Acceleration of Stock Options	$—	$—	$—
Total	$1,915,000	$1,915,000	$375,000

Ms. Edwards
Cash Severance	$250,000	$250,000	—
Bonus	$75,000	$75,000	$75,000
Medical/Welfare Benefits	$20,000	$20,000	—
Number of Restricted Shares Accelerated	20,000	53,333	—
Value of Acceleration of Stock Options	$—	$—	—
Total	$345,000	$345,000	$75,000

Mr. Mathews
Cash Severance	$275,000	$275,000	—
Bonus	$100,000	$100,000	$100,000
Medical/Welfare Benefits	$20,000	$20,000	—
Number of Restricted Shares Accelerated	26,667	73,333	—
Value of Acceleration of Stock Options	$—	$—	—
Total	$395,000	$395,000	$100,000

Mr. Barnes
Cash Severance	$250,000	$250,000	—
Bonus	$150,000	$150,000	$150,000
Medical/Welfare Benefits	$20,000	$20,000	—
Number of Restricted Shares Accelerated	26,667	73,333	—
Value of Acceleration of Stock Options	—	—	—
Total	$420,000	$420,000	$150,000

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Related Persons, Promoters and Certain Control Persons

The Company had no related party transactions since the beginning of 2008 and there are no currently proposed transactions. Related party transactions are transaction in excess of $120,000 involving the Company and its subsidiaries and related persons. Related persons include the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities and members of their respective immediate Family, as defined in the SEC’s rules.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. We have a number of policies, procedures and practices that relate to the identification, review and approval of related party transactions. In accordance with our Corporate Governance Guidelines, our Board reviews on an annual basis the relationships that each director has with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. Following such annual review, only those directors who the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the listing standards of NASDAQ and under applicable law. As part of the annual review process, the Office of the Corporate Secretary distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers, reviews the responses to these questionnaires and reports the results to the Nomination and Corporate Governance Committee.

Our Code of Business Conduct and Ethics requires all employees to avoid any situation that involves conflict with their duty to, or with any interest of, the Company to avoid actual or apparent conflicts of interest in personnel and professional relationships.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of DDi Corp. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2008 or prior years and except as disclosed in the following paragraph, the Company’s officers, directors and greater-than-ten-percent beneficial owners complied with all Section 16(a) filing requirements.

SUBMISSION OF STOCKHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS FOR THE 2010 ANNUAL MEETING

Nominations for Directors for the 2010 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Bylaw. Nominations of persons for election to the Board of Directors may be made by (a) the Board of Directors or (b) any stockholder who (i) will be entitled to vote for the election of directors at the annual meeting and (ii) complies with the notice procedures set forth in the Nomination Bylaw. Nominations by stockholders must be made in written form to the Secretary of the Company. Under the Nomination Bylaw, to be timely for an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not more than 90 days nor less than 60 days prior to the first anniversary of the date of the Company’s immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 calendar days of the anniversary date of the date on which the immediately preceding annual meeting of stockholders was held, to be timely, notice by the stockholder must be so received at the Company’s principal executive offices at DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made.

To be effective, the written notice must include: (a) as to each person, if any, whom the stockholder intends to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the number of shares of stock of the Company which are beneficially owned by such person, and any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (b) as to the stockholder giving notice, (i) the name and address of the stockholder proposing such nomination, as he/she appears on the Company’s books, and (ii) the class and number of shares of the Company which are beneficially owned by the stockholder.

Under the Nomination Bylaw, in order to be timely for the 2010 Annual Meeting, a stockholder’s notice regarding a director nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than February 11, 2010 and not later than March 13, 2010.

Stockholder Proposals for the 2010 Annual Meeting

Under the terms of the Stockholder Proposal Bylaw, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (c) otherwise properly brought before an annual meeting by a stockholder. For business (other than the nomination of directors, which is governed by the Nomination Bylaw) to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company.

To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the anniversary of the date of the Company’s immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is not held within 30 calendar days of the anniversary date of the date on which the immediately preceding annual meeting of stockholders was held, to be timely, notice by the stockholder must be so received not later than the close of business on the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made. Under the Stockholder Proposal Bylaw, in order to be timely for the 2010 Annual Meeting, a stockholder’s notice regarding a proposal must be delivered to or mailed and received at the Company’s principal executive offices not earlier than February 11, 2010 and not later than March 13, 2010.

To be effective, the written notice must include, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent of a stockholder proposal.

Stockholder Proposal for Inclusion in Proxy Statement for the 2010 Annual Meeting

If you want us to consider including a proposal in the Company’s proxy materials relating to the 2010 Annual Meeting in accordance with SEC Rule 14a-8, you must submit such proposal to the Company no later than December 18, 2009. If such proposal is in compliance with all of the requirements of Rule 14a-8, and not otherwise excludable under Rule 14a-8, we will include it in the proxy statement and set it forth on the form of proxy issued for such annual meeting of stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. You should direct any such stockholder proposal to the attention of the Secretary of the Company at our address set forth on the first page of this Proxy Statement.

AVAILABILITY OF ANNUAL REPORT

You may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but the Company will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to the Company at the Company’s address set forth on the first page of this Proxy Statement, attention: Kurt E. Scheuerman, Corporate Secretary. This Proxy Statement and our 2008 Annual Report may also be viewed on the Internet at www.ddiglobal.com.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, that might incorporate all or portions of our filings, including this proxy statement, with the SEC, in whole or in part, the Audit Committee Report and the Compensation Committee Report contained in this proxy statement shall not be deemed to be incorporated by referenced into any such filing or deemed filed with the SEC under the Securities Act or the Exchange Act.

By Order of the Board of Directors,

Kurt E. Scheuerman
Corporate Secretary

Anaheim, California

April 17, 2009

PROXY	PROXY

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

DDI CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

The undersigned stockholder(s) of DDi Corp., a Delaware corporation (the “Company”), hereby appoints Mikel H. Williams and Kurt E. Scheuerman, or either of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 12, 2009, and at any and all adjournments or postponements thereof (the “Meeting”), to vote all shares of the common stock of the Company held of record by the undersigned on March 31, 2009, which the undersigned would be entitled to vote if personally present at the Meeting, as indicated on the reverse side of this card, and to vote in their discretion on any other matters that may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

To ensure timely receipt of your proxy and to help the Company reduce costs, you are encouraged to submit your proxy by Internet or by telephone: simply follow the instructions on the reverse side of this card.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)

FOLD AND DETACH HERE

THE LISTED NOMINEES AND THE PROPOSAL HAVE BEEN PROPOSED BY THE COMPANY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED AND “FOR” THE LISTED PROPOSAL.			Please mark here for Address Change or Comments. See Reverse Side

☐

1. ELECTION OF DIRECTORS:	For All	Withhold All	For All Except as Indicated to the Contrary

Nominees for election to the Board of Directors:

01     Robert J. Amman

02     Jay B. Hunt

03     Andrew E. Lietz

04     Bryant R. Riley

05     Steven C. Schlepp

06     Carl R. Vertuca Jr.

07     Mikel H. Williams

(INSTRUCTIONS: To withhold authority to vote for any Nominee(s), write the nominee’s name(s) on the space provided below.)

	☐	☐	☐

Whether of not direction is made, each of the proxies is authorized to vote in his discretion upon such other business as may properly come before the Meeting.

☐	I plan to attend the Meeting

Please date this Proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date:
Signature

Date:
Signature

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 PM Eastern Time the day prior to annual meeting day

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked,

signed and returned your proxy card.

Internet http://www.proxyvoting.com/ddic Use the Internet to submit your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to submit your proxy. Have your proxy card in hand when you call.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To submit your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

DDi Corp’s Proxy Statement and its 2008 Annual Report may be viewed online at www.ddiglobal.com.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials,

investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®

at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.